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                                                                   EXHIBIT 14(d)

                                                                  April 14, 1995
                                                   As Amended September 27, 1995
                                                              September 10, 1996
                                                               and June 12, 2001

                  FORM OF AMENDED AND RESTATED RULE 18f-3 PLAN

         This Rule 18f-3 Plan ("Plan") is adopted by Janus Investment Fund ("JIF") with respect to Investor Shares, Institutional Shares, and Service Shares (each a "Class") of each of the Janus Money Market Fund, the Janus Government Money Market Fund and the Janus Tax-Exempt Money Market Fund (each a "Fund") portfolios of JIF in accordance with the provisions of Rule 18f-3 under the Investment Company Act of 1940 (the "Act").

         1. Pursuant to and as described in Administration Agreements, dated July 1, 1997, as amended, between Janus Capital Corporation ("JCC") and JIF with respect to each Fund (each an "Agreement"), JCC provides each Fund with certain services incidental to the Fund's operations and business and, for providing those services, is paid a fee by the Fund (an "Administration Fee"). A portion of each Administration Fee relates to services performed by JCC (or a service provider retained by JCC) that vary on a Class basis as identified in Section 2 of this Plan; those services are referred to as Rule 18f-3 Plan Services. A portion of each Administration Fee also relates to Class Expenses (as defined below) that are assumed by JCC pursuant to Section 5 of each Agreement. The fees paid for performing Rule 18f-3 Plan Services and assuming Class Expenses are referred to as Rule 18f-3 Plan Fees. Rule 18f-3 Plan Fees and Class Expenses, as defined below, relating to each Class are borne solely by the Class to which they relate and within each Class are borne by each share pro rata on the basis of its net asset value.


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         2. Rule 18f-3 Plan Services include the following: provision of transfer agency and shareholder servicing functions for each Class; responding to Shareholder inquiries; the receipt, aggregation and processing of purchase and redemption orders; transmission of funds; preparation and filing of documents necessary to obtain and maintain registration and qualification of shares of each Class with the Securities and Exchange Commission and state or territorial securities commissions; clerical, recordkeeping and bookkeeping services related to a specific Class; preparation and distribution of prospectuses, statements of additional information, reports to shareholders and proxy statements relating to a specific Class; preparation of materials for all meetings of the Trustees of JIF insofar as they relate to matters concerning a specific Class; and all other services performed by JCC or a service provider retained by JCC insofar as they relate to a specific Class.

         3. Pursuant to Section 5 of each Agreement, JCC assumes those Class Expenses (as defined below) of each Fund that are not borne by JIF as provided in Section 6 of the Agreement. JCC is not separately reimbursed for assuming those Class Expenses.

         4. Expenses incurred by JIF or assumed by JCC pursuant to each Agreement that are chargeable to a specific Class ("Class Expenses") include expenses (not including advisory or custodial fees or other expenses related to the management of a Fund's assets) that are incurred in a different amount by that Class or are in consideration of services provided to that Class of a different kind or to a different degree than are provided to another Class. Class Expenses include, in addition to expenses for Rule 18f-3 Plan Services:
(i) expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current

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shareholders of a specific Class; (ii) Blue Sky registration fees incurred with respect to a specific Class; (iii) litigation or other legal expenses relating to a specific Class; (iv) fees or expenses of the Trustees of JIF who are not interested persons of JCC ("Independent Trustees"), and of counsel and consultants to the Independent Trustees, incurred as a result of issues relating to a specific Class; (v) auditing and consulting expenses relating to a specific Class; and (vi) additional expenses incurred with respect to a specific Class as identified and approved by the Trustees of JIF and the Independent Trustees.

         5. The Rule 18f-3 Plan Fees are up to .50% of the average daily net assets of the Investor Shares, up to .15% of the average daily net assets of the Institutional Shares, and up to .40% of the average daily net assets of the Service Shares of each Fund. JCC, in its sole discretion, may waive any portion of the Rule 18f-3 Plan Fees with respect to a Class of Shares of a Fund.

         6. The differences in the Rule 18f-3 Plan Fees and Class Expenses payable by each Class pursuant to this Plan are due to the differing levels of services offered to shareholders and investors eligible to purchase shares of each Class and to the differing levels of expenses expected to be incurred with respect to each Class. Investor Shares are available to individual and other retail investors, have a lower investment minimum than is applicable to the Institutional Shares and have a checkwriting feature. Institutional Shares are available only to eligible institutional and individual investors willing to meet the higher investment minimum of that Class. Service Shares are available only through banks and other financial institutions in connection with trust accounts, cash management programs, and similar programs. The financial institution aggregates its customers' investments to meet the investment minimum of the Service Shares (which is also higher than the

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Investor Shares' minimum). Investors in Service Shares require more services than investors in Institutional Shares but fewer services than investors in Investor Shares, and thus the Rule 18f-3 Plan Fees attributable to the Service Shares are between those attributable to the Investor Shares and the Institutional Shares. The Rule 18f-3 Plan Fees attributable to the Investor Shares are higher than those attributable to the Institutional Shares because of the increased costs (expressed as a percentage of assets) associated with retail customer accounts as opposed to larger individual and institutional accounts. These differences are due primarily to (i) smaller account balances and transaction sizes associated with retail accounts, (ii) costs associated with the checkwriting feature, (iii) costs associated with paper processing of retail accounts versus wire or ACH processing of institutional accounts, and (iv) the more extensive shareholder servicing needs of retail investors.

         7. JCC may use a portion of its Administration Fee to pay banks and other financial institutions that provide Rule 18f-3 Plan Services to their customers in connection with investment in the Service Shares through trust departments, cash management programs, and similar programs.

         8. The exchange privilege offered by each Fund provides that shares of a Class may be exchanged for (i) shares of certain other portfolios of JIF and
(ii) shares of the same Class of another Fund. Shareholders of another portfolio of JIF who wish to exchange their shares for shares of a Fund will be required to meet the standards applicable to the Class they wish to exchange into (e.g., the investment minimum). Notwithstanding the foregoing, exchanges will be permitted among Classes should a shareholder cease to be eligible to purchase shares of the original Class or become eligible to purchase shares of a different Class by reason of a change in the shareholder's status.

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         9. This Plan is adopted as of April 14, 1995, and amended as of
September 27, 1995, and September 10, 1996 and June 12, 2001, pursuant to determinations made by the Trustees of JIF, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each of the Investor, Institutional, and Service Shares individually and each Fund and JIF as a whole. This Plan will continue in effect until terminated in accordance with Section 12.

         10. In any year in which JCC waives a portion of the Rule 18f-3 Plan Fee payable to JCC with respect to a Class of Shares of a Fund, the Trustees will review the waiver by JCC in order to confirm that the waiver is not a de facto modification of the fees provided for in the Fund's advisory or any other contracts for which the fees may not vary by Class pursuant to Rule 18f-3.

         11. Material amendments to the Plan may be made with respect to a Class at any time with the approval of the Trustees of JIF, including a majority of the Independent Trustees, upon finding that the Plan as proposed to be amended, including the allocation of expenses, is in the best interests of each Class individually and each Fund and JIF as a whole. Non-material amendments to the Plan may be made by JCC at any time.

         12. This Plan may be terminated by the Trustees without penalty at any time.


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